RESTATED
                         ARTICLES OF INCORPORATION

      Gerant Industries, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify:

      1. The name of the Corporation is Gerant Industries, Inc. The Corporation was originally incorporated under the name SUPER-VIDEO, INC. and the original Articles of Incorporation were filed with the Secretary of State of the State of Nevada on May 02, 1984. The name and address of the original incorporator's signing the original Articles of Incorporation are:

      Daniel Lezak                  1098 Lucerne Way, P.O. Box 7202
                                    Incline Village, Nevada 89450

      Fred Sproule                  P.O. Box 7960
                                    Incline Village, Nevada 89450

      Ray R. Cummings               4208 Minnecota Drive
                                    Thousand Oaks, CA  91360

      2. The Corporation is subject, pursuant to Chapter 11 of the United States Bankruptcy Code, to the jurisdiction of the United States Bankruptcy Court, in the proceeding entitled "In Re Gerant Industries, Inc., a Nevada corporation, Debtor," Chapter 11 Case No. LA 94-17852-AA.

      3. That pursuant to an Order of the Bankruptcy Court, dated July 17, 1996, confirming the Corporation's Third Amended Plan of Reorganization, and pursuant to the General Corporation Law of the State of Nevada, this Restated Articles of Incorporation has been approved, and restates, integrates and further amends the provisions of the Articles of Incorporation of the Corporation, and the undersigned officers of the Corporation have been authorized to execute this Restated Articles of Incorporation and to cause it to be filed with the Secretary of the State of Nevada.

      4. The text of the Restated Articles of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

      FIRST:       The name of the corporation is XPLORER, S.A. (
the "Corporation").

      SECOND:      The address of the Corporation's registered office in
the state of Nevada is 1098 Lucerne Way, P.O. Box 7202, Incline Village, Nevada 89450. The name of the Corporation's registered agent at such address is CD Management, Inc.

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      THIRD:       The purpose of the corporation is to engage in
any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada (the "Law").

      FOURTH:      The total number of shares of all classes of stock
which the Corporation shall have authority to issue is Seventy-Five Million, Sixty Million of which shares are of a class designated as "Common Stock" having a par value of $.001 per share and Fifteen Million of which shares are of a class designated as "Preferred Stock" having a par value of $.001 per share. As of the date hereof, there are no shares of Preferred Stock issued or outstanding.

      FIFTH:       The limitations and relative rights of the
Common Stock are as follows:

            5.1    VOTING RIGHTS.        Except as otherwise required by
law or expressly provided herein, each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of the stockholders of the Corporation. No cumulative voting is permitted in the election of directors.

            5.2    DIVIDEND RIGHTS.      Subject to provisions of law and
of this Articles of Incorporation, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

            5.3    NONASSESSABLITY.      Except as otherwise required by
law, the Common Stock issued hereunder shall not be subject to any assessments whatsoever.

            5.4    PREEMPTIVE RIGHTS.    Except as otherwise required by
law, the Common Stock issued hereunder shall not be entitled to Preemptive Rights.

            5.5    LIQUIDATION RIGHTS.   In the event of any liquidation,
dissolution or winding up of the Corporation, whether voluntary or involuntary (sometimes referred to herein as liquidation), after payment or provision for payment to the debts and other liabilities of the Corporation and the preferential amounts (if any) to which holders of any outstanding Preferred Stock now or hereafter authorized shall be entitled upon liquidation, the holders of Common Stock shall be entitled to share ratably on a per share basis, together and on an equal basis with the holders of Preferred Stock, in the remaining assets of the Corporation.

      SIXTH:       The Board of Directors is authorized, subject to
limitations prescribed by law and the provisions of Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof.

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            6.1    SPECIFIC AUTHORITY.       The authority of the
Board with respect to each series shall include, but not be limited to, determination of the following:

                   (a)  The number of shares constituting
that series and the distinctive designation of that series;

                   (b) The dividend or interest rate to be paid on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, the relative rights of priority, if any, of the payment of dividends on shares of that series, and whether dividend/interest payments may be paid with Common Stock as well as cash.

                   (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                   (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such amounts as the Board of Directors shall determine;

                   (e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                   (f) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to shares of that series;

                   (g) Any other relative rights, preferences and/or limitations of that series.


            6.2    DIVIDEND RIGHTS.      Dividends on outstanding shares
of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

            6.3    LIQUIDATION RIGHTS.   If upon any voluntary or
involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

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      SEVENTH:     In furtherance and not in limitation of the
powers conferred by statute and unless otherwise provided herein, the Board of Directors is, by action of the Board of Directors, expressly authorized to make, alter or repeal the by-laws of the Corporation. The number of directors may from time to time be increased as specified in the by-laws of the Corporation, provided, however, that the number of directors shall not be less than one.

      EIGHTH:      Meetings of the stockholders may be held within or
outside of the State of Nevada, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the by-laws of the Corporation. Election of the directors need not be by written ballot unless the by-laws of the Corporation so provide.

      NINTH:       No director of the Corporation shall be personally
liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the General Corporation Law of the State of Nevada, or (4) for any transaction from which the director derived an improper personal benefit.

      TENTH:       The Corporation shall indemnify, in accordance with
and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director or officer of the Corporation (and the Corporation, in the descretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified. The right to indemnification and advancement of expenses on the condition specified herein conferred by this Article shall be deemed to be a contract between the Corporation and each person referred to herein.

      ELEVENTH:    No amendment to or repeal of Article
NINTH OR TENTH of this Articles of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article NINTH OR TENTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

      TWELFTH:     The Articles of Incorporation of the Corporation, as
herein amended, shall constitute a restatement of and shall supersede the Articles of Incorporation of the Corporation, as previously amended.

      IN WITNESS WHEREOF, the Corporation has caused this restated Articles of Incorporation to be signed by it authorized Director and Secretary, hereunto duly authorized, this 30th day of July, 1996.


                              Gerant Industries, Inc.


                              By:_________________________
                                    Jerry L. Burdick,
Director

ATTEST:


____________________________
Jerry L. Burdick, Secretary